1372684V1
                                Prospectus Supplement filed under Rule 424(b)(3)
                                                   Registration Number 333-51240



Prospectus  Supplement  No.  2,  dated  July  3,  2001
(To  Prospectus,  dated  March  27,  2001)












                                HORIZON PCS, INC.



       3,805,500 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS



This prospectus supplement to the prospectus dated March 27, 2001 relates to our offering of 3,805,500 shares of common stock issuable by us from time to time upon exercise of warrants sold by us in our units offering, which was completed on September 26, 2000.

This prospectus supplement should be read in conjunction with the prospectus dated March 27, 2001, which is to be delivered with this prospectus supplement. The information in this prospectus supplement updates certain information contained in the prospectus dated March 27, 2001 and the prospectus supplement no. 1 dated May 15, 2001.



      THIS INVESTMENT INVOLVES RISK. SEE THE RISK FACTORS DESCRIBED IN "OTHER
        INFORMATION" BEGINNING ON PAGE 18 OF PROSPECTUS SUPPLEMENT NO. 1.






Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, and will not make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

On June 26, 2001 and July 3, 2001, respectively, Horizon PCS, Inc. filed with the Securities and Exchange Commission the attached Reports on Form 8-K.

                       SECURITIES  AND  EXCHANGE  COMMISSION
                              Washington  D.C.  20549


                                    FORM  8-K

                                 CURRENT  REPORT


                     Pursuant  to  Section  13  or  15(d)  of  the
                         Securities  Exchange  Act  of  1934


         Date  of  Report  (Date  of  earliest  event  reported):  June  1, 2001


                                HORIZON  PCS,  INC.

               (Exact  name  of  registrant  as  specified  in  charter)

               Delaware                               333-51238
    (State  or  other  jurisdiction  of           (Commission  File  Number)
            incorporation)

                                      31-1707839
                       (IRS  Employer  Identification  No.)

          68  East  Main  Street
           Chillicothe,  Ohio                         45601-0480
         (Address  of  principal                       (Zip  Code)
          executive  offices)


       (Registrant's  telephone  number  including  area  code)  (740)  772-8200

Item  5.  Other  Events.

     As of June 1, 2001 Sprint PCS and Horizon PCS agreed to an amendment to the Horizon PCS management agreements. This amendment extended the dates by which Horizon PCS must launch coverage in several markets. The amended Horizon PCS agreement provides for penalties to be paid to Sprint PCS if coverage is not launched by the specified contract dates. The amounts of the penalties range from $16,500 to as much as $602,000 for each shortfall depending on the market and the length of the delay (up to 180 days) in launch, and in some cases, whether the shortfall relates to an initial launch in the market or completion of the remaining build-out. The penalties must be paid in cash, or if both Horizon PCS and Sprint PCS agree, in shares of Horizon PCS capital stock.

     Under the terms of our Sprint PCS agreements, we are now required to provide coverage in specified markets by the following dates:

                                 Estimated         Population  To Be
Covered  Requirement         Total  Population         Covered

July  31,  2001                     294,980                 154,414
August  31,  2001                    32,234                  16,971
September  30,  2001                 64,714                  38,752
October  31,  2001                1,244,198                 763,689
February  28,  2002                 560,000                 147,365

     We must still expend significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources.

ITEM  7.       FINANCIAL  STATEMENTS  AND  EXHIBITS.

              (a)  Financial  Statements.

                   Not  Applicable.

              (b)  Pro  Forma  Financial  Information.

                   Not  Applicable.

              (c)  Exhibits.

Exhibit
Number            Description

10.3.1+ Addendum V to Sprint PCS Management Agreement dated as of June 1, 2001, incorporated by reference to the Exhibit with the same number filed with the Form 10 of Horizon Telcom, Inc. (SEC File No. 1-16427).

-------
+ Horizon Telcom, Inc. requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended, in connection with its Form 10 registration statement.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                HORIZON  PCS,  INC.

Date:  June  26,  2001          By:  /s/  Peter  M.  Holland
                                ------------------------------------------------
                                Peter  M.  Holland
                                Chief  Financial  Officer
                                (Principal  Financial  and  Accounting  Officer)




1368602v1

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  June 29, 2001


                                HORIZON PCS, INC.

               (Exact name of registrant as specified in charter)



                                        31-1707839
                             (IRS Employer Identification No.)


            Delaware                                         333-51238
   (State or other jurisdiction of incorporation)     (Commission File Number)

                      68 East Main Street
                      Chillicothe, Ohio
                    (Address of principal         45601-0480
                     executive offices)          (Zip Code)


       (Registrant's telephone number including area code)  (740) 772-8200

Item  5.  Other  Events.

     On June 29, 2001, we entered into an amendment to our senior credit facility. The amendment revises several financial covenants and is accompanied by a 0.25% increase in the annual interest rates under the facility. We incurred customary fees in obtaining this amendment.

ITEM  7.     FINANCIAL  STATEMENTS  AND  EXHIBITS.

            (a)     Financial  Statements.

                    Not  Applicable.

            (b)     Pro  Forma  Financial  Information.

                    Not  Applicable.

            (c)     Exhibits.

Exhibit  Number          Description
---------------          -----------

10.40.2 Second Amendment to Credit Agreement and Assignment, dated June 29, 2001, by and among Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, Horizon PCS, Inc. (the "Parent") and certain Subsidiaries of the Parent, Existing Lenders, New Lenders, First Union National Bank, as Administrative Agent, Westdeutsche Landesbank Girozentrale, as Syndication Agent and Arranger, and Fortis Capital Corp., as Documentation Agent.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        HORIZON  PCS,  INC.

Date:     July  3,  2001                By:  /s/  Peter  M.  Holland
                                             -----------------------
                                             Peter  M.  Holland
                                            Chief  Financial  Officer
                                            (Principal  Financial  and
                                            Accounting Officer)